EXHIBIT 99.1

PRESS RELEASE

BRILLIANT DIGITAL ENTERTAINMENT PURCHASES JOLTID SHARES OF ALTNET, INC. STOCK

WOODLAND HILLS, Calif.-- June 6, 2003--Brilliant Digital Entertainment, Inc. (AMEX:BDE - NEWS) announced today it has purchased from Joltid Ltd., 1,102,500 shares of Common Stock of Altnet, Inc., Brilliant's majority-owned and controlled subsidiary which operates the Altnet secure content distribution network. As a result of the purchase, Brilliant now owns 75.5% of the outstanding voting securities of Altnet. For the Altnet shares, Brilliant issued to Joltid 7,000,000 shares of Brilliant's Common Stock.

Brilliant also acquired from Altnet a two year option to purchase Joltid's remaining 1,102,500 shares of Altnet Common Stock for an exercise price per share of 0.1575 newly issued shares of Brilliant's Common Stock, for an aggregate exercise price of 7,000,000 shares of Brilliant's Common Stock for all of Joltid's remaining Altnet shares. For this option, Brilliant issued to Joltid 1,000,000 shares of Brilliant Common Stock. Joltid now owns 8,000,000 shares of Brilliant's Common Stock.

Brilliant and/or Altnet also entered into the following additional agreements with Joltid:

o Software Licensing Agreement, whereby Altnet has obtained from Joltid a non-exclusive, perpetual, irrevocable, transferable, worldwide license to use rights to Joltid's peer-to-peer based secure content distribution system, commonly referred to as PeerEnabler. The license contemplates Altnet co-owning the rights to the application based upon performance.

o Product Sales Agreement, whereby Joltid has appointed Altnet as a non-exclusive sales agent of Joltid for the sale, license, and other commercial exploitation of the PeerEnabler system anywhere in the world to Joltid-approved licensees.

About Altnet

Altnet is the first peer-to-peer network created to give consumers easy access to secure content that originates from content owners. The company's TopSearch product integrates with applications and web sites via the Internet allowing content owners to purchase keyword search terms that direct users to their secure content. Altnet also provides cost-effective bandwidth functions for enterprise customers and content owners. Altnet is a subsidiary of Brilliant Digital Entertainment (AMEX:BDE - NEWS).

About Brilliant Digital Entertainment

Brilliant Digital Entertainment, Inc. (AMEX:BDE - NEWS) is a developer of 3D rich media advertising and content creation technologies for the Internet. It sells its b3d Studio content creation and authoring toolset to enable the creation and delivery of interactive, streaming, real-time 3D graphics over the Internet, and licenses its ad serving technology to the content and advertising communities. The b3d Studio toolset is targeted for use by studios, production houses, web content suppliers and advertising agencies to produce entertainment, advertising and music content for consumers distributed over the Internet. Brilliant also licenses its Brilliant Banner ad serving technology to the web-based advertising industry. Find out more at www.brilliantdigital.com.

About Joltid

Joltid is a world leader in peer-to-peer technologies for content distributors, Internet Service Providers, web sites and software developers. Joltid was founded by the original Kazaa team who created the world's most downloaded software and invented the modern peer-to-peer network architecture. Joltid PeerEnabler is a secure peer-to-peer based file distribution system which enables web sites and application developers to distribute large files while benefiting from the cost advantages and scalability of peer-to-peer technologies. PeerCache enables Internet Service Providers to optimize traffic caused by peer-to-peer applications. Find out more at www.joltid.com.

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CONTACT:
     Brilliant  Digital  Entertainment
     Robin Gore, 818/615-1500 x528 (investor relations) rgore@bde3d.com or mPRm Public Relations for Altnet
     Julie Gladders/Karen DeMarco, 323/933-3399 jgladders@mprm.com / kdemarco@mprm.com